Exhibit 99.1

Boston Omaha Corporation Announces Agreement to

Acquire the Assets of Utah Broadband, LLC

December 17, 2020

OMAHA, Neb.--(BUSINESS WIRE)--Boston Omaha Corporation (NASDAQ: BOMN), through its wholly owned subsidiary FIF Utah LLC (“FIF Utah”), has entered into an agreement to acquire Utah Broadband, LLC (“UBB”), a family-owned broadband fiber and fixed wireless internet service provider. Founded in 2002, Utah Broadband provides high-speed internet services to its well over 10,000 customers throughout Salt Lake City, Park City, Ogden, Provo and surrounding communities.

The closing is subject to various conditions, including, among other things, further due diligence, regulatory approvals, third party consents and other normal and customary conditions to closing. The closing is anticipated to be completed, subject to the closing conditions, within the next 30 days.

Steve McGhie will continue as CEO while retaining a 20% initial ownership stake in the newly formed entity as he continues to guide Utah Broadband’s next phase of growth. The remaining 80% initial ownership stake will be owned by a wholly owned subsidiary of Boston Omaha, which intends to make significant additional capital investments to fund the company’s planned fiber-to-the-home expansion. Under the Agreement, FIF Utah will acquire substantially all of the assets of UBB and assume only certain UBB liabilities. The purchase price consists of $21,600,000 in cash to be paid at closing, subject to certain working capital and other adjustments, and the issuance of 20% of the common membership interests of FIF Utah, valued at $5,400,000, to Mr. McGhie. A portion of the cash purchase price will be held in escrow to provide a source of indemnification for any breaches of the representations and warranties, covenants and other obligations of UBB, its members and Mr. McGhie under the Agreement.

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with three majority owned businesses engaged in outdoor advertising, surety insurance and broadband telecommunications services. The Company also maintains minority investments in a bank, a national residential homebuilder and commercial real estate services businesses.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contacts:

Boston Omaha Corporation
Catherine Vaughan, 617-875-8911
cathy@bostonomaha.com